EXHIBIT 99

Chevron Corporation                                [LOGO]
Public Affairs
PO Box 7753
San Francisco, CA 94120-7753
Phone 415 894 4246

NEWS
                                                    FOR RELEASE AT 7:00 AM PDT
                                                    October 25, 1994
                                                    --------------------------

           CHEVRON REPORTS THIRD QUARTER EARNINGS OF $425 MILLION

   San Francisco, Oct. 25 -- Chevron Corporation today announced third quarter net income of $425 million ($.65 per share), little changed from the $420 million ($.64 per share) reported for the third quarter of 1993. Excluding special items in both periods, results were $407 million ($.63 per share), down 28 percent from the very strong 1993 third quarter operating results of $565 million ($.87 per share).

   Chairman and CEO Ken Derr said, "Our operating results improved significantly from this year's second quarter - up 55 percent - primarily due to higher U.S. refined products sales margins and the absence of refinery operating problems and incidents that plagued us last quarter. Nevertheless, margins were not as strong as in last year's third quarter, contributing to the earnings decline between years."

     Third quarter 1994 earnings included a benefit from a previously announced settlement with the Internal Revenue Service for open tax years 1979 through 1987. Tax and related interest reserves established in prior years exceeded the net amount of the settlement, resulting in a $301 million benefit to income. Substantially offsetting this favorable adjustment were environmental remediation provisions, principally in the U.S. downstream segment, and other charges totaling $283 million. The net effect of these special items was a benefit of $18 million to this year's third quarter net income. In the 1993 third quarter, special items reduced net income by $145 million.

   Net income for the first nine months of 1994 was $1.070 billion ($1.64 per share), up 10 percent from $971 million ($1.49 per share) earned in the 1993 nine months. The 1994 year-to-date earnings were reduced by $23 million of special charges, whereas the comparable 1993 period included $662 million of special charges, mostly related to last year's U.S. downstream restructuring provision.

   "Our third quarter operations were also impacted by the decline in U.S. natural gas prices, which fell during the quarter, averaging about 20 percent less than in last year's third quarter," continued Derr. "Crude oil prices also trended down during the quarter, though were still about $1.00 per barrel higher than in last year's third quarter." Derr also noted that the company's worldwide net liquids production exceeded one million barrels a day in the third quarter as international production levels continue to increase.

   "On another positive note, our chemicals operations continued to rebound, reflecting the improved U.S. economy. While the recent flooding in Southeast Texas has temporarily hindered production, our restructuring programs and continuing cost reduction efforts have positioned this business to benefit from the long-awaited industry turnaround that is finally underway," noted Derr.

                                   - MORE -
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                                     - 2 -

   "After high second quarter operating expenses, reflecting a number of refinery operating and other problems, our operating cost performance improved markedly in the third quarter," Derr said. "Per barrel costs, adjusted for special items, fell 43 cents from this year's second quarter to $6.53, about the same level as our per barrel cost for the year 1993."

   Total revenues in the 1994 third quarter were $9.5 billion, up 3 percent from $9.2 billion in the year earlier quarter. Total revenues for the first nine months of 1994 were $26.6 billion, down 6 percent from $28.2 billion in the comparable 1993 period. Year-to-date revenues declined because of lower refined products and crude oil prices in the first half of the year.

   Included in third quarter net income were $30 million of foreign exchange losses, compared with foreign exchange gains of $9 million in the 1993 third quarter. For the first nine months, foreign exchange losses were $51 million compared with $42 million of foreign exchange gains in the 1993 period.


                         EXPLORATION AND PRODUCTION
                         --------------------------

   U.S. EXPLORATION AND PRODUCTION third quarter earnings of $63 million included special charges totaling $61 million for environmental remediation and litigation provisions. This compares with third quarter 1993 earnings of $125 million, which included special charges of $32 million for prior-year tax adjustments.

   Excluding special items, earnings declined as lower natural gas prices and decreased liquids production more than offset the benefit of higher crude oil prices. Compared with the third quarter of 1993, average crude oil realizations increased $1.03 per barrel to $15.03, but average natural gas prices declined 44 cents per thousand cubic feet to $1.62. Net liquids production declined 6 percent to 371,000 barrels per day; net natural gas production volumes were flat at 2.0 billion cubic feet per day.

   INTERNATIONAL EXPLORATION AND PRODUCTION earnings for the third quarter were $131 million, compared with $113 million earned in last year's third quarter, which included charges of $62 million for prior-year tax adjustments. Excluding the special charges in last year's results, the earnings decline was largely due to a $33 million swing in foreign currency effects.

   International net liquids production increased 13 percent to 640,000 barrels per day. New production came on stream in early 1994 in the North Sea and Nigeria and production was also up in Indonesia and Kazakhstan. Natural gas production increased 22 percent to 573 million cubic feet per day, due to higher volumes in Canada, Kazakhstan and Australia.


                             REFINING AND MARKETING
                             ----------------------

   U.S. REFINING AND MARKETING operations incurred a net loss of $110 million in the 1994 third quarter compared with net earnings of $164 million in the year-ago quarter. This year's results included special charges for environmental remediation totaling $218 million for various marketing and refining sites, and reflected the results of the third quarter completion of a comprehensive evaluation of future clean-up requirements at the company's service stations and product terminals. The prior-year quarter included $30 million in special charges, mostly related to environmental provisions. Adjusting for these special charges, third quarter results of $108 million were down significantly from the $194 million earned in the year-earlier quarter.

                                   - MORE -
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                                     - 3 -

   Sales margins for refined products improved from this year's second quarter, but were still well below those achieved in last year's third quarter. Ample supplies are holding down product prices. Sales volumes declined 9 percent, primarily due to the sale of the company's Philadelphia refinery in August of this year. Output from that refinery had been sold as unbranded products to third party resellers.

   INTERNATIONAL REFINING AND MARKETING net earnings increased to $55 million from $50 million earned in the 1993 third quarter. Product sales margins remained depressed, but total sales volumes increased 4 percent. Sales volumes in the company's marketing operations in Canada, the United Kingdom and the Caltex areas of operations averaged 12 percent higher, but this was partially offset by lower sales volumes in the company's international trading activities. Foreign exchange losses were $1 million, compared with foreign exchange gains of $4 million in the 1993 quarter.


                                  CHEMICALS
                                  ---------

   CHEMICALS earnings increased to $68 million in the third quarter, up sharply from the $6 million earned in the third quarter of 1993. The 1994 quarter included a special charge of $4 million for environmental remediation; the 1993 quarter included a $9 million charge for prior-year tax adjustments.

   Restructuring and cost reduction programs in recent years have positioned the company's chemical operations to benefit from the industry upswing. The improving U.S. economy has stimulated demand, bringing the chemical industry into better balance. Higher sales volumes and higher prices, particularly for ethylene and polyethylene, contributed to the increased earnings. Foreign exchange losses were $8 million and $4 million in the 1994 and 1993 third quarters, respectively.


                            CORPORATE AND OTHER
                            -------------------

   CORPORATE AND OTHER earnings were $212 million compared with charges of $48 million in the third quarter of 1993. Results in the 1994 quarter included the reversal of $301 million of tax and related interest reserves resulting from the company's global settlement with the Internal Revenue Service for various issues relating to the years 1979 through 1987. The 1993 quarter included net special charges of $13 million.

   In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, corporate and other charges in the 1994 third quarter included approximately $47 million that, under the previous method, would have been allocated to the business segments. This change had no net income effect, nor did it affect any segment operational trends.


                      CAPITAL AND EXPLORATORY EXPENDITURES
                      ------------------------------------

   CAPITAL AND EXPLORATORY EXPENDITURES, including the company's share of affiliate expenditures, were $1.042 billion in the quarter, down 5 percent from $1.095 billion spent in last year's third quarter. Total expenditures for the first nine months of 1994 were $3.174 billion, up 10 percent from $2.887 billion spent in the same period in 1993.

                                      # # #
10/25/94
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                                                                        - 1 -
                      CHEVRON CORPORATION - FINANCIAL REVIEW
                                (MILLIONS OF DOLLARS)

  CONSOLIDATED STATEMENT OF INCOME
  --------------------------------
           (unaudited)
                                         THIRD QUARTER        NINE MONTHS
                                      ------------------  ------------------
  REVENUES:                               1994      1993      1994      1993
                                      --------  --------  --------  --------
   Sales and Other
    Operating Revenues (1)            $  9,396  $  9,097  $ 26,203  $ 27,413
   Equity in Net Income of
    Affiliated Companies                   102       108       286       340
   Other Income                             11        28       108       416
                                      --------  --------  --------  --------
                                         9,509     9,233    26,597    28,169
                                      --------  --------  --------  --------
  COSTS AND OTHER DEDUCTIONS:
   Purchased Crude Oil and Products 4,676 4,384 12,560 13,872 Operating, Selling and
    Administrative Expenses              1,928     1,925     5,661     6,427
   Exploration Expenses                     91        92       269       235
   Depreciation, Depletion
     and Amortization                      626       615     1,833     1,800
   Taxes Other Than on income (1)        1,405     1,219     4,153     3,583
   Interest and Debt Expense                93        76       249       244
                                      --------  --------  --------  --------
                                         8,819     8,311    24,725    26,161
                                      --------  --------  --------  --------
  INCOME BEFORE INCOME TAX EXPENSE         690       922     1,872     2,008
   Income Tax Expense                      265       502       802     1,037
                                      --------  --------  --------  --------
  NET INCOME                          $    425  $    420  $  1,070  $    971
                                      ========  ========  ========  ========

  PER SHARE AMOUNTS
  NET INCOME                          $  .65    $  .64    $  1.64   $  1.49
  DIVIDENDS                           $  .4625  $  .4375  $  1.3875 $  1.3125

  AVERAGE COMMON SHARES
   OUTSTANDING (000'S) (2)             651,667   651,130   651,656   650,806


  EARNINGS BY MAJOR OPERATING AREA
  --------------------------------
           (UNAUDITED)                   THIRD QUARTER        NINE MONTHS
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  Exploration and Production
   United States                      $     63  $    125  $    339  $    527
   International                           131       113       376       420
                                      --------  --------  --------  --------
    Total Exploration and Production       194       238       715       947
                                      --------  --------  --------  --------
  Refining, Marketing and Transportation
   United States                          (110)      164       (54)     (243)
   International                            55        50       145       179
                                      --------  --------  --------  --------
    Total Refining, Marketing
      and Transportation                   (55)      214        91       (64)
                                      --------  --------  --------  --------
    Total Petroleum Operations             139       452       806       883
  Chemicals                                 68         6       143       165
  Coal and Other Minerals                    6        10        33        38
  Corporate and Other (3)(4)               212       (48)       88      (115)
                                      --------  --------  --------  --------
  NET INCOME                          $    425  $    420  $  1,070  $    971
                                      ========  ========  ========  ========

  (1) Includes consumer excise taxes. $  1,220  $  1,030  $  3,578  $  2,970

  (2) Share and per share amount for 1993 have been restated to reflect a two-for-one stock split in May 1994

  (3) "Corporate and Other" includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

  (4) In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, about $47 million in the third quarter and $125 million in the nine months of 1994 are classified as Corporate and Other that would previously have been distributed to the various business segments.

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                                                                        - 2 -

                      CHEVRON CORPORATION - FINANCIAL REVIEW
                              (MILLIONS OF DOLLARS)

  SPECIAL ITEMS BY MAJOR OPERATING AREA
  -------------------------------------
               (unaudited)
                                         THIRD QUARTER        NINE MONTHS
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  U. S. Exploration and Production    $    (61) $    (32) $    (76) $    (44)
  International Exploration
   and Production                            -       (62)        -       (69)
  U. S. Refining, Marketing
   and Transportation                     (218)      (30)     (244)     (648)
  International Refining, Marketing
   and Transportation                        -         1         -        14
  Chemicals                                 (4)       (9)       (4)      126
  Coal and Other Minerals                    -         -         -         5
  Corporate and Other                      301       (13)      301       (46)
                                      --------  --------  --------  --------
   TOTAL SPECIAL ITEMS                $     18 $    (145) $    (23) $   (662)
                                      ========  ========  ========  ========

  SUMMARY OF SPECIAL ITEMS
  ------------------------
       (unaudited)
                                         THIRD QUARTER        NINE MONTHS
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  Asset Dispositions                  $      -  $     (4) $      -  $    149
  Asset Write-offs and Revaluations          -       (12)        -       (36)
  Environmental Remediation Provisions    (267)      (15)     (293)      (68)
  Prior-Year Tax Adjustments               301      (100)      301      (101)
  Restructurings & Reorganizations           -         9         -      (543)
  Other, Net                               (16)      (23)      (31)      (63)
                                      --------  --------  --------  --------
   TOTAL SPECIAL ITEMS                $     18  $   (145) $    (23) $   (662)
                                      ========  ========  ========  ========

  FOREIGN EXCHANGE (LOSSES) GAINS     $    (30) $      9  $    (51) $     42


  EARNINGS BY MAJOR OPERATING AREA
     EXCLUDING SPECIAL ITEMS
  --------------------------------
       (unaudited)
                                         THIRD QUARTER       NINE MONTHS
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  Exploration and Production
   United States                      $    124  $    157  $    415  $    571
   International                           131       175       376       489
                                      --------  --------  --------  --------
    Total Exploration and Production       255       332       791     1,060
                                      --------  --------  --------  --------
  Refining, Marketing and Transportation
   United States                           108       194       190       405
   International                            55        49       145       165
                                      --------  --------  --------  --------
    Total Refining, Marketing
      and Transportation                   163       243       335       570
                                      --------  --------  --------  --------
    Total Petroleum Operations             418       575     1,126     1,630
  Chemicals                                 72        15       147        39
  Coal and Other Minerals                    6        10        33        33
  Corporate and Other (1) (2)              (89)      (35)     (213)      (69)
                                      --------  --------  --------  --------
    EARNINGS EXCLUDING SPECIAL ITEMS       407       565     1,093     1,633

  Special Items                             18      (145)      (23)     (662)
                                      --------  --------  --------  --------
       NET INCOME                     $    425  $    420  $  1,070  $    971
                                      ========  ========  ========  ========

  (1) "Corporate and Other includes interest expenses, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

  (2) In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, about $47 million in the third quarter and $125 million in the first nine months of 1994 are classified as Corporate and Other that would previously have been distributed to the various business segments.

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                                                                        - 3 -
                        CHEVRON CORPORATION - FINANCIAL REVIEW
                                 (MILLIONS OF DOLLARS)

  CONSOLIDATED BALANCE SHEET
  --------------------------
       (UNAUDITED)                                   SEPTEMBER 30,  DEC. 31,
                                                              1994      1993
                                                          --------  --------
  ASSETS:
    Cash and Cash Equivalents                             $  1,275  $  1,644
    Other Current Assets                                     7,436     7,038
                                                          --------  --------
      Total Current Assets                                   8,711     8,682
    Investments and Advances                                 3,961     3,623
    Properties, Plant and Equipment-Net                     21,717    21,865
    Other                                                      605       566
                                                          --------  --------
      TOTAL ASSETS                                        $ 34,994  $ 34,736
                                                          ========  ========
  LIABILITIES:
    Short-Term Debt                                       $  4,432  $  3,456
    Other Current Liabilities                                5,631     7,150
                                                          --------  --------
       Total Current Liabilities                            10,063    10,606
    Long-Term Debt and Capital Lease Obligations             4,129     4,082
    Deferred Income Taxes                                    3,071     2,916
    Reserves For Employee Benefit Plans                      1,565     1,458
    Deferred Credits and Other Noncurrent Obligations        1,849     1,677
                                                          --------  --------
      TOTAL LIABILITIES                                     20,677    20,739
  STOCKHOLDERS' EQUITY                                      14,317    13,997
                                                          --------  --------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 34,994  $ 34,736
                                                          ========  ========

  CONSOLIDATED STATEMENT OF CASH FLOWS                        NINE MONTHS
  ------------------------------------                    ------------------
            (unaudited)                                       1994      1993
                                                          --------  --------
  OPERATING ACTIVITIES
   Net Income                                             $  1,070  $    971
   Adjustments
    Depreciation, depletion and amortization                 1,833     1,800
    Dry hole expense related to prior years' expenditures       43        25
    Distributions less than equity in affiliates' income       (26)     (170)
    Net before-tax (gains) losses on asset
      retirements and sales                                     (3)      249
    Net currency transaction losses (gains)                     38       (17)
    Net increase in operating working capital               (1,820)     (374)
    Deferred income tax provision                              148      (139)
    Other                                                      317        65
                                                          --------  --------
     NET CASH PROVIDED BY OPERATING ACTIVITIES               1,600     2,410
                                                          --------  --------
  INVESTING ACTIVITIES
   Capital expenditures                                     (2,109)   (2,227)
   Proceeds from asset sales                                   324       719
   Net (purchases) sales of marketable securities              (13)        -
                                                          --------  --------
     NET CASH USED FOR INVESTING ACTIVITIES                 (1,798)   (1,508)
                                                          --------  --------
  FINANCING ACTIVITIES
   Net borrowings of short-term obligations                    932       483
   Proceeds from issuance of long-term debt                    352       201
   Repayments of long-term debt and
    other financing obligations                               (542)     (721)
   Cash dividends paid                                        (904)     (854)
   Purchases of treasury shares                                 (5)       (3)
                                                          --------  --------
     NET CASH USED FOR FINANCING ACTIVITIES                   (167)     (894)
                                                          --------  --------
  EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS          (4)       16
                                                          --------  --------
  NET CHANGE IN CASH AND CASH EQUIVALENTS                     (369)       24

  CASH AND CASH EQUIVALENTS AT JANUARY 1, 1994 AND 1993      1,644     1,292
                                                          --------  --------
  CASH AND CASH EQUIVALENTS AT JUNE 30, 1994 AND 1993     $  1,275  $  1,316
                                                          ========  ========
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                                                                        - 4 -
                      CHEVRON CORPORATION - FINANCIAL REVIEW

  CAPITAL AND EXPLORATORY EXPENDITURES (1)
  ----------------------------------------
           (millions of dollars)
                                         THIRD QUARTER       NINE MONTHS
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  UNITED STATES
   Exploration and Production         $    169  $    217  $    510  $    522
   Refining, Marketing
     and Transportation                    191       254       589       574
   Chemicals                                27        45        60       139
   Other                                    41        32       106        69
                                      --------  --------  --------  --------
    TOTAL UNITED STATES                    428       548     1,265     1,304
                                      --------  --------  --------  --------
  INTERNATIONAL
   Exploration and Production              412       351     1,318     1,086
   Refining, Marketing
     and Transportation                    191       185       562       460
   Chemicals                                 6         8        17        29
   Other                                     5         3        12         8
                                      --------  --------  --------  --------
    TOTAL INTERNATIONAL                    614       547     1,909     1,583
                                      --------  --------  --------  --------
    Worldwide                         $  1,042  $  1,095  $  3,174  $  2,887
                                      ========  ========  ========  ========

  OPERATING STATISTICS (1)
  --------------------
  NET LIQUIDS PRODUCTION (MB/D):
    United States                          371       393       372       396
    International                          640       564       619       548
                                      --------  --------  --------  --------
      Worldwide                          1,011       957       991       944
                                      ========  ========  ========  ========

  NET NATURAL GAS PRODUCTION (MMCF/D):
    United States                        2,038     2,033     2,124     2,051
    International                          573       470       541       480
                                      --------  --------  --------  --------
      Worldwide                          2,611     2,503     2,665     2,531
                                      ========  ========  ========  ========

  SALES OF NATURAL GAS (MMCF/D):
    United States                        2,483     2,296     2,609     2,262
    International                          431       463       462       464
                                      --------  --------  --------  --------
      Worldwide                          2,914     2,759     3,071     2,726
                                      ========  ========  ========  ========

  SALES OF NATURAL GAS LIQUIDS (MB/D):
    United States                          217       204       204       204
    International                           26        35        31        33
                                      --------  --------  --------  --------
      Worldwide                            243       239       235       237
                                      ========  ========  ========  ========

  SALES OF REFINED PRODUCTS (MB/D):
    United States                        1,349     1,481     1,334     1,423
    International                          930       891       922       897
                                      --------  --------  --------  --------
      Worldwide                          2,279     2,372     2,256     2,320
                                      ========  ========  ========  ========

  REFINERY INPUT (MB/D):
    United States                        1,265     1,384     1,219     1,308
    International                          603       539       622       552
                                      --------  --------  --------  --------
      Worldwide                          1,868     1,923     1,841     1,860
                                      ========  ========  ========  ========

  CHEMICALS SALES & OTHER OPERATING
   REVENUES (millions of dollars) (2)
    United States                     $    836  $    662  $  2,232  $  2,095
    International                          174       165       477       447
                                      --------  --------  --------  --------
     Worldwide                        $  1,010  $    827  $  2,709  $  2,542
                                      ========  ========  ========  ========
  (1)  Includes interest in affiliates.

  (2)  Includes sales to other Chevron companies.